EXHBIT 10.1

LEASE AGREEMENT

EXETER 804 EAST GATE, LLC
Landlord

AND

INTEST CORPORATION
Tenant

AT

804 East Gate Drive
Mount Laurel, New Jersey

LEASE AGREEMENT

THIS LEASE AGREEMENT is made by and between EXETER 804 EAST GATE, LLC, a New Jersey limited liability company ("Landlord") and INTEST CORPORATION, a Delaware corporation ("Tenant"), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1.    Basic Lease Terms and Definitions.

         (a)    Premises: Consisting of approximately 54,897 rentable square feet as shown on Exhibit "A".

         (b)    Building: Approximate rentable square feet: 70,000
                  Address: 804 East Gate Drive, Mount Laurel, New Jersey

         (c)    Term: One Hundred Twenty-Three (123) months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term). In the event that the Tenant validly exercises the Renewal Option pursuant to Section 30 of this Lease, then all references herein to the "Term" shall be deemed to include the Renewal Term (as hereinafter defined).

         (d)    Commencement Date: The earlier of: (i) the date that is one (1) week after the date that the Tenant Improvements are Substantially Completed, but in no event earlier than September 1, 2010, or (ii) the date Tenant commences the conduct of its business in the Premises.

         (e)    Estimated Commencement Date: October 31, 2010.

         (f)    Expiration Date: The last day of the Term.

         (g)    Minimum Annual Rent: Payable in monthly installments as follows:

Lease Year	Annual	Monthly
Months 1 - 3 ("Free Rent Period")	$0	$0
Months 4 - 12	--	$28,877.74
Months 13 - 24	$346,532.90	$28,877.74
Months 25 - 36	$384,419.15	$32,034.93
Months 37 - 48	$384,419.15	$32,034.93
Months 49 - 60	$384,419.15	$32,034.93
Months 61 - 72	$469,284.35	$39,107.03
Months 73 - 84	$469,284.35	$39,107.03
Months 85 - 96	$469,284.35	$39,107.03
Months 97 - 108	$469,284.35	$39,107.03
Months 109 - 120	$469,284.35	$39,107.03
Months 121 - 123	--	$39,107.03

Notwithstanding anything to the contrary, during the Free Rent Period, Tenant shall be liable for payment of Operating Expenses as set forth in Section 6 hereof and utilities as set forth in Section 7 hereof.

         (h)    Annual Operating Expenses: $90,927.00, payable in monthly installments of $7,577.25, subject to adjustment as provided in this Lease.

         (i)    Tenant's Share: 72.16% (also see Definitions).

         (j)    Use: Warehouse and light manufacturing of automatic test equipment for the semiconductor industry and related products, with appurtenant offices.

         (k)    Security Deposit: $250,000.00, subject to the provisions of Section 27 hereof.

         (l)    Interim Deposit: $50,000, subject to the provisions of Section 27 hereof.

         (m)    Addresses For Notices:

Landlord:	Tenant:
c/o Exeter Property Group, L.P. 2260 Butler Pike, Suite 200 Plymouth Meeting, PA 19462 Attn: Chief Financial Officer	Before the Commencement Date: 7 Esterbrook Lane Cherry Hill, NJ 08003 Attn: Chief Financial Officer After the Commencement Date: At the Premises Attn: Chief Financial Officer

         (n)    Additional Definitions: See Rider for the definitions of other capitalized terms.

         (o)    Contents: The following are attached to and made a part of this Lease:
                   Rider - Additional Definitions   Exhibits:   "A" - Plan showing Premises
                                                                                       "B" - Building Rules
                                                                                       "C" - Tenant Improvements
                                                                                       "D" - First Offer Space

2.    Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas. Tenant accepts the Premises, Building and Common Areas "AS IS", without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant stipulate and agree to the rentable square footage set forth in Section 1 above without regard to actual measurement. The parties acknowledge that the rentable square feet of the Premises include 4,382 rentable square feet attributable to the mezzanine space located therein and that, for purposes of calculating the Minimum Annual Rent and the Tenant's Share with respect to the Premises, such 4,382 rentable square feet of mezzanine space has been excluded. Except with respect to the foregoing, all of Tenant's obligations with respect to the Premises shall apply to such mezzanine space. Furthermore, to the extent that any utilities are not separately metered or submetered, for purposes of determining Tenant's share of such utilities, Landlord shall include the rentable square footage of such mezzanine space.

         (a)    Landlord shall construct, or cause to be constructed, at Landlord's sole cost and expense, in good and workmanlike manner using new first-quality materials, and in compliance with applicable Laws, the Tenant Improvements in accordance with Exhibit "C". Landlord and Tenant have attached hereto as Exhibit "C" the initial scope and plans ("Initial Plans") for the Tenant Improvements. Landlord, at its sole cost and expense, shall cause its design professional(s) to prepare construction and permit drawings for the Tenant Improvements ("Construction Drawings") that conform to the Initial Plans. From time to time during the preparation of the Construction Drawings, Tenant shall provide such information as is necessary to complete the Construction Drawings within four (4) business days after Landlord's request therefor. Landlord reserves the right to make reasonable modifications to the Initial Plans as may be required to avoid or correct unforeseen site/building conditions, subject to Tenant's approval of such modifications, which approval shall not be unreasonably withheld or conditioned. Tenant shall review and provide comment or approve such requests within four (4) business days after Landlord has made request therefor and if Tenant fails to review and provide comment or approve such requests within such four (4) business day period, the request shall be deemed approved.

         (b)    Upon completion of the Construction Drawings, Landlord shall submit them to Tenant for Tenant's review and approval. Tenant shall review and provide any requested changes thereto, or if acceptable, approve the same in writing to Landlord, within four (4) business days after delivery from Landlord. In all events, Tenant's requested changes to the Construction Drawings shall be limited to requesting changes that correct errors in the Construction Drawings from the requirements of the Initial Plans. Landlord agrees to make its architect available to Tenant, in a timely manner, in connection with such review, to respond to any questions which Tenant may have. In the event that Tenant fails to either provide requested changes or approve the Construction Drawings delivered by Landlord within such four (4)- business day period, the Construction Drawings shall be deemed approved by Tenant. In the event that Landlord provides from time to time revised Construction Drawings to Tenant for Tenant's review and approval, Tenant shall review and approve or disapprove such drawings in writing to Landlord within four (4) business days after receipt thereof from Landlord and if Tenant fails to review and approve or disapprove the revised Construction Drawings within such four (4)-business day period, the revised Construction Drawings shall be deemed approved by Tenant. Following the completion of the Construction Drawings and no later than five (5) business days after request therefor, Tenant shall provide to Landlord Tenant's finish selections with respect to paint and carpet color(s) (such selections being consistent with the Initial Plans and Construction Drawings). In any event, if Tenant fails to timely provide any information, consent or approval required of Tenant pursuant to this Section 2, such shall be considered Tenant Delay.

         (c)    If (i) during the course of the preparation of the Construction Drawings, Tenant requests changes to the draft Construction Drawings which do not conform to the Initial Plans, or (ii) following the completion of the Construction Drawings, Tenant requests changes to the Construction Drawings, then the same (in the case of both (i) and (ii) above) shall constitute a change order requested by Tenant (a "Tenant Change Order"). Tenant Change Orders shall not be permitted without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed by Landlord so long as the Tenant Change Order does not delay the Tenant Improvements being Substantially Completed. If Landlord approves any Tenant Change Order and completes the work associated with such Tenant Change Order, then any increase in the cost of the Tenant Improvements resulting from such Tenant Change Order shall be paid by Tenant within thirty (30) days of receipt of an invoice thereof from Landlord. In the alternative, as a condition to Landlord's approval of such Tenant Change Order, Landlord may require that, prior to Landlord's commencement of any work related to such Tenant Change Order, Tenant shall pay to Landlord fifty percent (50%) of the amount estimated by Landlord to become due to Landlord from Tenant with respect to such Tenant Change Order, with the balance to be paid within thirty (30) days of receipt of invoice therefor from Landlord following completion of such work. Any delay in the Tenant Improvements being Substantially Completed by reason of any Tenant Change Order shall constitute a Tenant Delay hereunder.

         (d)    In constructing the Tenant Improvements, Landlord reserves the right to make substitutions of material of equivalent grade and quality if any specified material shall not be readily and reasonably available; provided, however, that such right of substitution shall not apply to any paint or carpet selections or any other finish materials, without Tenant's consent, not to be unreasonably withheld or conditioned. During Landlord's construction of the Tenant Improvements, Landlord shall coordinate (and cause its contractors to coordinate) with Tenant in connection with Tenant's installation of its telecommunication wiring, data wiring, and air compressors and related plumbing in the Premises, provided that Tenant strictly adheres to Landlord's construction schedule; and further provided that, during such early access in the Premises, all provisions of this Lease shall apply (with the exception of Tenant's obligation to pay Rent), specifically including but not limited to, under Sections 8 and 10 hereof; and Tenant's entry in the Premises shall not interfere with Landlord's construction of the Tenant Improvements. Landlord acknowledges that Tenant's accessing the Premises pursuant to the instructions and schedule of Landlord, shall not, unto itself, be deemed to be a Tenant Delay.

         (e)    Upon the Tenant Improvements being Substantially Completed, Landlord shall notify Tenant, and Tenant or its agents shall inspect the Premises with Landlord within five (5) business days of receipt of such notice from Landlord. Within five (5) business days following such inspection, Tenant shall deliver to Landlord a punchlist of defective or incomplete portions of the Tenant Improvements. Landlord shall cause such punchlist items to be repaired or completed within thirty (30) days of Landlord's receipt of the punchlist. Upon completion of all punchlist items to Tenant's reasonable satisfaction, it shall be presumed that all of the Tenant Improvements shall be free from defects in materials or workmanship that can be detected by Tenant's inspection, excluding all repairs which are required in connection with routine maintenance. Furthermore, on that date which is one (1) year following the Commencement Date, it shall be presumed that all of the Tenant Improvements shall be free from latent defects in materials or workmanship unless Tenant notifies Landlord of any such additional defects prior to such date, excluding all repairs which are required in connection with routine maintenance. Landlord shall cause all warranties issued in connection with the construction of the Tenant Improvements to be issued jointly in Tenant's and Landlord's name, to the extent permissible, or if not permissible, Landlord shall make claim under such warranties on behalf of Tenant, to the extent necessary.

         (f)    Notwithstanding the foregoing, in the event that the Tenant Improvements are not Substantially Completed by the Estimated Commencement Date due, in whole or in part, to Tenant Delay, then Tenant's obligation to pay Rent hereunder shall not be affected or deferred on account of such delay and, therefore, the Commencement Date shall be deemed to be the date the Tenant Improvements would have been Substantially Completed but for Tenant Delay.

3.    Use. Tenant shall occupy and use the Premises only for the Use specified in Section l above. Tenant shall not permit any conduct or condition which may materially and unreasonably endanger, disturb or otherwise interfere with any other Building occupant's normal operations or with the management of the Building. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times; provided, however, that Landlord agrees not to use or alter the Common Areas in any manner that will materially interfere with Tenant's use of the same or the Premises. Subject to Tenant's compliance with the terms hereof, Tenant shall be provided access to the Premises 24 hours per day, seven days per week.

4.    Term; Possession.

         (a)    The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. Except as expressly set forth herein, Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession of the Premises and/or the Tenant Improvements due to any circumstances outside of Landlord's reasonable control, including, but not limited to (but only to the extent actually outside of Landlord's reasonable control), severe events of nature (including severe weather and flooding), labor disputes, industrial disputes or disturbances, civil disturbances, interruptions by government or court order, valid orders of any regulatory body having proper jurisdiction, wars, riots, inability to secure materials (including inability to secure materials by reason of allocations promulgated by authorized governmental agencies but not including any such inability to obtain materials due to cost), inability to obtain Permits, fires, explosions, breakage or accident to machinery ("Force Majeure").

         (b)    Tenant is currently party to that certain Standard Form Industrial Building Lease with The Hampshire Company (as successor-in-interest to First Industrial, L.P.) ("Existing Landlord") dated June 6, 2000 ("Existing Lease") for premises located at 7 Esterbrook Lane, Cherry Hill Township, Camden County, New Jersey ("Existing Premises"). Provided there exists no Event of Default and Landlord has failed to deliver the Tenant Improvements Substantially Completed on or before October 31, 2010, then Landlord shall reimburse Tenant for (A) the sum of the actual holdover base rent and additional rent imposed by Existing Landlord pursuant to the terms and conditions of the Existing Lease ("Actual Charges") less, as the case may be, either the sum of the "last prevailing" (as used in Section 20 of the Existing Lease) base rent and additional rent under the Existing Lease or the sum of the Minimum Annual Rent and Annual Operating Expenses under this Lease, on a day-for-day basis, as such is set forth in (i), (ii) or (iii) below (the result of these equations shall be referred to as the "Holdover Rent"); and (B) all damages required to be paid by Tenant pursuant to the terms of Section 20 of the Existing Lease solely by reason of Tenant's holdover in the Existing Premises and excluding all other defaults under the Existing Lease. Collectively, (A) and (B) are referred to as the "Holdover Expenses").

               (i)    With respect to any period between November 1, 2010 through January 31, 2011 (as applicable), the Holdover Expenses shall only be reimbursable as provided herein for such period(s) (on a day-for-day basis) to the extent attributable solely to delay caused by Landlord in delivering the Tenant Improvements Substantially Completed by October 31, 2010, and not to the extent attributable (in whole or in part) to any Tenant Delay or Force Majeure. For this period, the calculation of the Holdover Rent reimbursable by Landlord as provided herein shall be as follows: the sum of the Actual Charges less the sum of the "last prevailing" base rent and additional rent under the Existing Lease.

               (ii)   With respect to any period between February 1, 2011 through February 28, 2011 (as applicable), the Holdover Expenses shall only be reimbursable as provided herein for such period(s) (on a day-for-day basis) to the extent attributable solely to delay caused by Landlord in delivering the Tenant Improvements Substantially Completed by January 31, 2011 and not to the extent attributable (in whole or in part) to any Tenant Delay or Force Majeure. For this period, the calculation of the Holdover Rent reimbursable by Landlord as provided herein shall be as follows: the sum of the Actual Charges less the sum of the Minimum Annual Rent and Annual Operating Expenses under this Lease.

               (iii)  With respect to any period between March 1, 2011 through August 31, 2011 (as applicable), the Holdover Expenses shall only be reimbursable as provided herein for such period(s) (on a day-for-day basis) to the extent attributable solely to delay caused by Force Majeure and/or Landlord in delivering the Tenant Improvements Substantially Completed by February 28, 2011 and not to the extent attributable (in whole or in part) to any Tenant Delay. For this period, the calculation of the Holdover Rent reimbursable by Landlord as provided herein shall be as follows: the sum of the Actual Charges less the sum of the Minimum Annual Rent and Annual Operating Expenses under this Lease.

         (c)    Within thirty (30) days of Tenant providing Landlord documentation of the proper Holdover Expenses reasonably acceptable to Landlord, Landlord shall reimburse Tenant such Holdover Expenses. Tenant agrees, upon Landlord's request, to use good faith efforts to negotiate with the Existing Landlord such extensions or amendments to the Existing Lease as may be necessary to avoid or reduce the Holdover Expenses.

         (d)

               (i)    If the Tenant Improvements are not Substantially Completed on or before August 31, 2011, time being of the essence, as a result of Force Majeure or Landlord's delay (or a combination of Force Majeure and Landlord's delay) in delivering such Tenant Improvements Substantially Completed, and not attributable (in whole or in part) to Tenant Delay, Tenant or Landlord shall have the right to terminate this Lease on thirty (30) days' prior written notice to the other party. In the event that Tenant exercises its rights hereunder, such termination shall be void if the Tenant Improvements are Substantially Completed by Landlord within such thirty (30)-day period.

               (ii)   In the event that the Tenant Improvements are not Substantially Completed on or before August 31, 2011, time being of the essence, as a result of Tenant Delay (in whole or in part), and not as a result of Landlord delay or Force Majeure (or a combination of Landlord delay and Force Majeure), then Landlord shall have the right to terminate this Lease upon written notice thereof to Tenant.

               (iii)  In the event that the Tenant Improvements are not Substantially Completed on or before August 31, 2011, time being of the essence, as a result of a combination of (A) Force Majeure or Landlord's delay in delivering such Tenant Improvements Substantially Completed, and (B) Tenant Delay, then Landlord shall on such date elect to either terminate this Lease upon written notice thereof to Tenant or extend the August 31, 2011 date for up to the number of days attributable to Tenant Delay and, if the Tenant Improvements are not Substantially Completed by such extended date, Landlord may elect to terminate this Lease upon written notice thereof to Tenant on such extended date. In the event that Landlord elects, in its sole discretion, to extend such termination date for up to the number of days of Tenant Delay, Tenant may also elect to terminate this Lease on thirty (30) days prior written notice to Landlord on such extended date. In the event that there is further Tenant Delay after August 31, 2011, then Tenant's right to terminate shall be further extended, from time to time, for the number of days of Tenant Delay and Landlord may also extend its termination date, from time to time, for the additional number of days of Tenant Delay. If Tenant elects to terminate the Lease as provided in the previous sentences, such termination shall be void if the Tenant Improvements are Substantially Completed by Landlord within the thirty (30)-day notice period provided above.

         (e)    Following the determination of the Commencement Date, the parties shall execute a commencement date memorandum memorializing the Commencement Date, Free Rent Period, Expiration Date, and Tenant's acceptance of the Premises, subject to the provisions of Section 2(e).

5.    Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset (except as expressly set forth in Section 33), Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord's address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the first full month (after the Free Rent Period) shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 3% of any Rent not paid within 5 days after the date due for the first (1st) two (2) such payments of Rent during any consecutive twelve (12) month period not paid within 5 days after the date due; and thereafter for the twelve (12) month period following such second (2nd) late payment, 5% of any such payments of Rent not paid within 5 days after the date due. In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant's business; (b) Tenant's leasehold estate; or (c) Tenant's property income. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease; provided, however, that the foregoing shall not obligate Tenant to pay any inheritance, estate, succession, mortgage, transfer, gift, corporation, partnership, franchise, excess profits or corporate capital stock tax imposed or assessed upon Landlord.

6.    Operating Expenses. The amount of the Annual Operating Expenses set forth in Section 1 above represents Tenant's Share of the estimated Operating Expenses (annualized) for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant's Share of any extraordinary or unanticipated Operating Expenses. Each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord's option, after a sale of the Property), Landlord shall provide Tenant with a detailed statement of Operating Expenses for the preceding calendar year or part thereof ("Statement"). Within 30 days after delivery of the Statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other, or at Landlord's option, unless the Term has expired, Landlord may credit Tenant's account for any overpayment. If Tenant does not give Landlord notice within 90 days after receiving Landlord's Statement that Tenant disagrees with the Statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the Statement. Notwithstanding that Tenant disagrees with the Statement, pending the resolution of such dispute, Tenant shall nonetheless pay any deficiency claimed by Landlord in the Statement and all of Tenant's Annual Operating Expenses when due. Tenant, at Tenant's expense (except as set forth below), may audit the Statement under the following conditions: (A) Tenant provides notice of its intent to audit within 90 days after receiving the Statement; (B) the audit is performed by Tenant or a nationally-recognized Certified Public Accounting firm that has not been retained on a contingency basis or other basis where its compensation relates to the cost savings of Tenant; (C) the audit is completed no later than 45 days after the receipt by Landlord of Tenant's notice of intent to audit; (D) the audit must be conducted during normal business hours, at the location where Landlord maintains its books and records; (E) the contents of the books and records of Landlord shall be kept confidential by Tenant, its auditor and its other professional advisors, other than in the case of any lawsuit or as required by Laws; and (F) in the event that Tenant or its auditor determines that an overpayment is due Tenant, Tenant or Tenant's auditor shall produce a detailed report addressed to both Landlord and Tenant with its calculated conclusions within the 45-day period to complete the audit. Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant's audit. In the event the parties determine an overpayment is due Tenant, the same shall be credited against future payments of Rent to Tenant (unless the Term has expired in which event, provided there is no Event of Default, such amount shall be paid to Tenant within 30 days). If any overpayment is more than seven percent (7%) of the Annual Operating Expenses, Landlord shall pay the reasonable costs of such audit, not to exceed $3,000.00; otherwise Tenant shall be responsible for all costs, expenses and fees incurred in connection with its audit. Landlord's and Tenant's obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space. If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment based on occupancy (but only with respect to Operating Expenses which vary with occupancy) in computing the Operating Expenses for such period so that Operating Expenses are computed as though the Building had been fully occupied.

7.    Utilities.

         (a)    Landlord shall cause to be provided water, sewer, electric and gas service to the Premises and the Common Areas (as applicable) throughout the Term in a manner consistent with other comparable buildings in the Mt. Laurel, New Jersey area. Notwithstanding the foregoing, Tenant shall pay for water, sewer, gas, electricity, telephone and other communication services and any other utilities supplied to the Premises (including, but not limited to, the mezzanine space of the Premises). The Premises shall be separately metered or submetered, by Landlord at its sole cost and expense, for electric and gas but not for water and sewer or other utilities. Except for water and sewer (for which Landlord shall invoice Tenant for the reasonably estimated cost as set forth below or include the cost in Operating Expenses), Tenant shall obtain utility service in its own name and timely pay all charges directly to the provider. In the event that any meter serving the Premises is not functioning properly or during the period that such meter is being repaired, Tenant shall be responsible for its share of utility usage based upon Landlord's reasonable estimate. Except as set forth in subsection (c) below, Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises. Any wiring, cabling or other equipment necessary to connect Tenant's telecommunications equipment shall be Tenant's responsibility, and shall be installed in a manner reasonably approved by Landlord.

         (b)    With respect to water and sewer service, which will not be separately metered, Landlord may estimate the monthly cost thereof and bill Tenant the estimated amount therefor or include the cost in Operating Expenses. All such estimated amounts shall be paid together with Monthly Rent.

         (c)    If any utility service to the Premises is interrupted due to the negligence or willful misconduct of Landlord or its Agents or Landlord's failure to comply with its obligations under this Lease (a "Service Interruption") and such Service Interruption causes all or a material portion of the Premises to be untenantable (the "Affected Space") for a period of four (4) or more consecutive business days after written notice thereof from Tenant to Landlord ("Interruption Notice"), then, provided that Tenant has actually ceased all of its operations in the Affected Space for the conduct of its business, all Rent shall abate in the proportion that the rentable square footage of the Affected Space actually vacated and untenantable by Tenant bears to the rentable square footage of the Premises, which abatement shall commence on the fifth (5th) business day following Landlord's receipt of the Interruption Notice and expire on the earlier of Tenant's re-commencement of operations in the Affected Space or the date that the Service Interruption is remedied. Notwithstanding the foregoing, Tenant shall not be entitled to abatement or any other remedy to the extent that the Service Interruption is caused in whole or in part by the negligence or willful misconduct of Tenant or Tenant's Agents or Tenant's failure to comply with its obligations under this Lease. Tenant agrees that the rental abatement described herein shall be Tenant's sole remedy in the event of a Service Interruption and Tenant hereby waives any other rights against Landlord in connection therewith.

         (d)    During the Term, Tenant shall maintain, at Tenant's sole cost and expense, business interruption insurance as provided in Section 8 hereof. Notwithstanding anything to the contrary, Tenant shall waive, and release Landlord from and against, all claims of rental abatement as provided in subsection (c) above, to the extent of the foregoing business interruption insurance regardless of whether Tenant obtains such coverages.

8.    Insurance; Waivers; Indemnification.

         (a)    Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the "Causes of Loss-Special Form" or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant's personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

         (b)    Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant's use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant's liability hereunder. The policy shall be written on an "occurrence" basis and not on a "claims made" basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best's Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage. Such coverage may be provided by a company-wide blanket insurance policy or policies maintained by or on behalf of Tenant. The insurance policy required of Tenant under this Section 8(b) shall name Landlord and any other associated or affiliated entity as their interests may appear and at Landlord's request, any Mortgagee(s), as additional insureds.

         (c)    Tenant, at its expense, shall keep in effect insurance for all risk of physical loss with extended coverage, which shall in no event be less than the 100% replacement cost of the machinery, equipment, furniture, trade fixtures, Alterations, and all personal property of Tenant located at the Premises, with a replacement cost coverage endorsement. During the Term, Tenant shall maintain, at Tenant's sole cost and expense, business interruption insurance with coverages of loss of income and extra expense in such amounts as will reimburse Tenant for twelve (12) months of direct or indirect loss of earnings attributable to all perils insured against or attributable to prevention of access to the Premises, Tenant's parking areas or to the Building as a result of such perils. Tenant shall also maintain loss of utilities coverage (service interruption). Tenant assumes all risk of damage of Tenant's property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant or other causes, subject to the provisions of Section 8(f) below.

         (d)    Landlord and Tenant each waive, and release each other from and against, all claims (including by subrogation) for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard "Causes of Loss-Special Form" property insurance policy, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents, provided, however, such waiver by Landlord shall not be effective with respect to Tenant's liability described in Section 10(d). This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.

         (e)    Subject to subsection (d) above, and except to the extent caused by the negligence or willful misconduct of Landlord or Landlord's Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents, whether prior to, during, or after the Term, and (i) arising out of or in connection with loss of life, personal injury or damage to property in the Premises during the Term or any holdover; or (ii) arising out of the occupancy or use of the Property (including the Premises for periods not within the Term or any holdover and excluding the Premises as set forth in (i) above) by Tenant or its Agents to the extent occasioned by any negligent act or omission or willful misconduct of Tenant or its Agents. Tenant's obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

         (f)    Subject to subsection (d) above, and except to the extent caused by negligence or willful misconduct of Tenant or Tenant's Agents, Landlord shall indemnify, defend and save harmless Tenant and its Agents against and from any and all claims, actions, damages, liabilities and expenses (including fees of attorneys, investigators and experts) to the extent caused by the negligence or willful misconduct of Landlord or Landlord's Agents arising out of or in connection with loss of life, personal injury or damage to property within the Property. The provisions of this subsection shall survive the expiration or sooner termination of this Lease.

9.    Maintenance and Repairs; HVAC

         (a)    Landlord shall Maintain the: (i) Building footings, foundations, structural steel columns, girders and load-bearing walls (as it relates only to the structural elements of such load-bearing walls), at Landlord's sole expense; (ii) Building roof, floors (except as set forth below in subsection (b) below), load-bearing walls (with respect to the non-structural elements of such walls), exterior windows and exterior walls; (iii) Building Systems; and (iv)  Common Areas. Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) will be included in Operating Expenses (except to the extent excluded by definition thereof in the Rider). To the extent that the heating, ventilation and air conditioning system, or other Building System, equipment or fixture exclusively serves the Premises, Landlord may elect either to Maintain the same at Tenant's sole expense and bill Tenant directly or by notice to Tenant require Tenant to Maintain the same at Tenant's expense. Except as set forth in the following sentence, if the heating, ventilation and air conditioning system ("HVAC") serving the Premises must be replaced during the Term of the Lease, the costs (including reasonable financing charges) of such replacement shall be amortized on a straight line basis over the estimated useful life of such replacement as reasonably determined by Landlord and Tenant shall pay the portion of such amount allocable to the balance of the Term of the Lease. In the event that such replacement is required due to Tenant's negligence or willful misconduct with respect to its obligation to Maintain the HVAC, including, but not limited to, any failure of Tenant to Maintain the HVAC in proper working condition on a timely basis in accordance with the requirements herein, then Tenant shall replace the HVAC at Tenant's expense. If Tenant becomes aware of any condition that is Landlord's responsibility to repair, Tenant shall promptly notify Landlord of the condition.

         (b)    Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises (including, but not limited to, the mezzanine space therein), including, but not limited to, all lighting, plumbing fixtures, non load-bearing walls, partitions, dock doors, loading areas, carpeting, tiles, doors, interior windows, fixtures and equipment in the Premises, and shall be responsible for the patching of uncovered concrete floors. Tenant shall perform or cause to be performed, at Tenant's sole cost and expense, janitorial services for the Premises. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises.

         (c)    Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant's Alterations or installations, or any use or circumstances special or particular to Tenant, or any negligent or wrongful act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant, subject to Sections 8(c) and (d) above.

10.   Compliance.

         (a)    Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant's use or occupancy and obtain all Permits necessary for Tenant's use, occupancy and/or business conducted at the Premises. Furthermore, Tenant shall promptly comply with all reasonable rules, guidelines and other requirements of any private association, campus association or similar organization of which the Property hereafter becomes a part. Notwithstanding the foregoing, Tenant shall not be obligated to make any capital expenditures in connection with its obligation to comply with Laws or with such rules, guidelines and other requirements unless such capital expenditures are required due to a use or circumstance special or peculiar to Tenant or due to Alterations made by Tenant; provided, however, Tenant acknowledges that Tenant shall pay Tenant's Share of the expenses in connection with the compliance with Laws or such rules, guidelines and other requirements, but only to the extent that they are permissible Operating Expenses as provided herein. Tenant will pay any taxes or other charges by any authority on Tenant's property or trade fixtures or relating to Tenant's use of the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas, except as such is undertaken and completed, at Tenant's sole cost and expense and subject to the requirements of Section 12 hereof. Notwithstanding any to the contrary, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a "place of public accommodation" under the ADA if such use would require any such Alteration by Landlord at Landlord's cost. Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.

         (b)    Tenant will comply, and will cause its Agents to comply, with the Building Rules.

         (c)    Tenant agrees not to do anything or fail to do anything, including, but not limited to, with respect to Tenant's obligations under Section 9(b) hereof, which will increase the cost of Landlord's insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

         (d)    Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant's business and are conducted in accordance with all Environmental Laws ("Permitted Activities"); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant's Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will as soon as reasonably possible notify Landlord of any violation by Tenant or Tenant's Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall as soon as reasonably possible deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant's Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys' fees, damages and obligations of any nature to the extent arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant's cost (which cost shall include the Administrative Fee). Tenant's obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

         (e)    Landlord represents and warrants to Tenant that, except as may be provided in the Environmental Report, to Landlord's Actual Knowledge: (i) the Property is not in violation of any applicable Environmental Laws as of the date hereof, and (ii) the Landlord has not received any written notices of violations from any governmental authority with respect to violations of Environmental Laws that remain uncured. Tenant acknowledges that Landlord has provided Tenant with a copy of the Environmental Report and that Tenant has reviewed the same.

11.   Signs. Prior to the Commencement Date, Landlord shall construct, at its sole cost and expense, a monument sign at the Property (the "Monument Sign"). Tenant may install, at Tenant's sole cost and expense, one identification sign on the Monument Sign ("Identification Sign"), subject to Tenant obtaining all necessary Permits in connection therewith, at Tenant's sole cost and expense. With the exception of the construction costs of the Monument Sign, which shall be Landlord's responsibility, all other expenses in connection with Identification Sign, including but not limited to, obtaining Permits, constructing, installing, designing, illuminating, maintaining and removing the Identification Sign on the monument sign, shall be at Tenant's sole cost and expense. The size of the Identification Sign shall be reasonably determined by Landlord. The graphic design of the Identification Sign shall be subject to Landlord's written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant acknowledges that Tenant may be required to obtain a variance from the governing municipality in connection with the placement of its Identification Sign, the costs of which shall be paid by Tenant. Tenant shall not place any other signs on the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant's signs.

12.   Alterations. Except for non-structural Alterations that (i) do not exceed $50,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not adversely affect any Building System or the structural strength of the Building, and (iv) do not require penetrations into the floor, roof or load-bearing or demising walls, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord's consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Alterations that do not require Landlord's consent, Tenant shall nonetheless provide written notice thereof to Landlord, describing in reasonable detail the nature of the Alteration. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord's consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord any plans, specifications and necessary Permits for the Alteration, together with certificates evidencing that Tenant's contractors and subcontractors have adequate insurance coverage naming Landlord and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications (if any) delivered to, and, if required above, approved by Landlord, (iv) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord's review of Tenant's plans and specifications, for which approval is required, and of any supervision or inspection of the construction Landlord reasonably deems necessary, and (v) upon Landlord's request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord, unless such Alteration required the consent of Landlord and, at the time that such consent was given, Landlord gave notice to Tenant that such Alteration must be removed upon the expiration or termination of this Lease, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant's Alteration. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not adversely affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building.

13.   Mechanics' Liens. Tenant shall pay promptly for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 30 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14.   Landlord's Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant's occupancy resulting from Landlord's entry so long as the same does not interfere materially or unreasonably with Tenant's use of the Premises.

15.   Damage by Fire or Other Casualty. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, including the Tenant Improvements, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord's reputable contractor anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Landlord's notice. Landlord shall diligently cause the restoration to be completed. If the restoration is not completed within 240 days from the date of the casualty, Tenant may terminate this Lease by giving written notice to Landlord. In addition to the foregoing, Landlord shall notify Tenant 150 days following the casualty as to whether Landlord's reputable contractor anticipates that the restoration will take longer than an additional 90 days from such date to complete and, if such contractor anticipates that the restoration will take longer than 90 days from such date to complete, Tenant may terminate this Lease by giving written notice to Landlord. If a casualty occurs during the last 12 months of the Term, Landlord or Tenant may terminate this Lease unless, in the case of a termination by Landlord, Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease; provided, however, that Landlord shall have no such right to terminate in the event that Landlord fails to maintain such coverage. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty.

16.   Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord's and Tenant's reasonable opinion for the reasonable operation of Tenant's business, (c) any portion of the Common Areas is Taken which materially adversely affects the reasonable operation of Tenant's business, or (d) any of the Property (including any Common Areas) is Taken, and, in Landlord's reasonable opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Property to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord, except for any relocation benefits to which Tenant may be entitled. Tenant hereby assigns all other claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant's leasehold estate.

17.   Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.   Assignment and Subletting.

         (a)    Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord's consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord and Landlord can accommodate such tenant's required square footage within the Building, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord has comparable space available for lease in the Building by the proposed transferee or (iv) there is an Event of Default. Consent to one Transfer shall not be deemed to be consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord's acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

         (b)    Landlord's consent shall not be required in connection with, and the other provisions of this Section 18 shall not be applicable to, any Transfer involving an Affiliate or any transfer of Tenant's shares of stock publicly traded (if Tenant's stock is publicly traded); provided, however, in the case of an assignment to an Affiliate, Tenant shall deliver to Landlord an assignment and assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate's compliance with the insurance requirements of Tenant under this Lease.

         (c)    The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer by assignment all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate) for the balance of the Term, Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, one-half of the excess of (i) all compensation received by Tenant for the Transfer (after first deducting therefrom all costs incurred by Tenant in connection with such Transfer) over (ii) the Rent allocable to the Premises transferred.

         (d)    If Tenant requests Landlord's consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment, Tenant shall deliver to Landlord an assignment and assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee's compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys' fees in connection with the processing and documentation of any Transfer for which Landlord's consent is requested, but not in excess of $2,000.00.

19.   Subordination; Mortgagee's Rights.

         (a)    Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant's right of possession of the Premises shall not be disturbed by the Mortgagee so long as there is no Event of Default under this Lease. This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant's consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee's rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

         (b)    No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

         (c)    As a condition to Tenant subordinating its leasehold estate to any future Mortgagees, Landlord shall use commercially reasonable efforts to obtain, at no cost to Landlord, a subordination, non-disturbance and attornment agreement for the benefit of Tenant in a form reasonably acceptable to all parties.

         (d)    The provisions of Sections 15 and 16 above notwithstanding, Landlord's obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.   Tenant's Certificate; Financial Information. Within 15 days after Landlord's request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord's interest in the Property, an estoppel certificate in a form reasonably requested by Landlord, modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord's Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information.

21.   Surrender.

         (a)    On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, all wiring and cabling installed by Tenant or on behalf of Tenant (unless Landlord directs Tenant not to remove such wiring and cabling) and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant's personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant's expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

         (b)    If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant's occupancy of the Premises shall be that of a tenancy at sufferance. Tenant's occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that, for the first thirty (30) days of such holdover, the Monthly Rent shall be 150% of the Monthly Rent payable for the last full month immediately preceding the holdover, and thereafter, the Monthly Rent shall be 200% of the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages to which Landlord is entitled, at law or in equity, that Landlord suffers as a result of any such holdover by Tenant, including, but not limited to, any direct damages suffered by Landlord with respect to Landlord's obligations and liabilities to any future tenant(s) of the Premises, any holdover rents, damages, or other amounts that may become due to any such tenant(s) by Landlord; and the loss of any lease(s) with any future tenant(s) of the Premises.

22.   Defaults - Remedies.

         (a)    It shall be an Event of Default:

               (i)    If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 days after Landlord gives Tenant notice of default;

               (ii)   If Tenant enters into or permits any Transfer in violation of Section 18 above;

               (iii)  If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 20 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 20 days following Landlord's giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 60 days following Landlord's notice) to cure the default if Tenant begins to cure the default within 20 days following Landlord's notice and continues diligently in good faith to completely cure the default; or

               (iv)   If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant's assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 90 consecutive days.

         (b)    If an Event of Default occurs, Landlord shall have the following rights and remedies:

               (i)    Landlord, without any obligation to do so, may elect to cure the Event of Default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with the Administrative Fee) in curing the Event of Default, plus interest at the Interest Rate from the respective dates of Landlord's paying such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

               (ii)   To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord's option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant's account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

               (iii)  To accelerate, in whole or in part, payment of any and all of the following amounts: (I) the then outstanding Rent due Landlord as of the Event of Default; (II) payment of all Minimum Annual Rent for the entire unexpired balance of the Term (taken without regard to early termination for default), which item (II) of this subsection shall be discounted to present value at the rate equal to the annual yield on thirty (30) day United States Treasury bills at the time of acceleration ("Discount Rate"); and (III) all other charges, costs and expenses due from and after the Event of Default under the terms and conditions of this Lease, including, but not limited to the cost of Operating Expenses (based upon the then applicable monthly estimate of Annual Operating Expenses, as provided in Section 6 hereof) and all other charges due hereunder (to the extent such charges, costs and expenses can be determined and calculated to a fixed sum), which item (III) of this subsection shall be discounted to present value at the Discount Rate (items (II) and (III) are collectively referred to as the "Accelerated Payment"). Upon demand, Tenant shall promptly pay such Accelerated Payment and any and all amounts provided for herein which are already due and payable or in arrears. In the event Landlord shall, after default or breach by Tenant, recover the Accelerated Payment and any and all amounts provided for herein which are already due and payable or in arrears from Tenant and it shall be determined at the expiration of the Term of this Lease (taken without regard to early termination for default) that a credit is due Tenant because the net proceeds of reletting, as aforesaid, plus the amounts paid to Landlord by Tenant exceed the aggregate of rent and other charges accrued in favor of Landlord to the end of said Term, Landlord shall refund such excess to Tenant, without interest, promptly after such determination. In the event Landlord shall, after default or breach by Tenant, recover from Tenant the Accelerated Payment and any and all amounts provided for herein which are already due and payable or in arrears, Landlord shall not repossess the Premises from Tenant as set forth herein. Notwithstanding anything to the contrary set forth in this subsection, in the event that Landlord does not repossess the Premises because Landlord has recovered the Accelerated Payment and any and all amounts provided for herein which are already due and payable or in arrears, then the Annual Operating Expenses paid by Tenant as part of the Accelerated Payment as provided in (III) above (without taking into account the Discount Rate) shall be subject to reconciliation by Landlord against the actual Operating Expenses due for such period, which reconciliation may be made by Landlord annually and Tenant shall pay to Landlord any deficiency or Landlord shall pay to Tenant any overpayment in connection therewith. In addition to the foregoing, if Landlord does not repossess the Premises because Landlord has recovered the Accelerated Payment and any and all amounts provided for herein which are already due and payable or in arrears, Tenant shall remain responsible for paying all of the utilities as and when incurred as provided in Section 7 hereof; and

               (iv)   To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

         (c)    Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above with respect to Monthly Rent more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.

         (d)    No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant's default shall not constitute a waiver of Landlord's right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of Rent due, or Landlord's right to pursue any other available remedy.

         (e)    Landlord shall use commercially reasonable efforts to relet the Premises following Tenant's vacation of the Premises and to otherwise mitigate Landlord's damages hereunder; provided, however, that Landlord shall be under no duty to market or relet the Premises prior to leasing other available space in the Building and, in no event shall Landlord be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon a reletting.

         (f)    If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys' fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

         (g)    Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

23.   Tenant's Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant and (c) any financial statements provided by Tenant to Landlord are true, correct and complete in all material respects and fairly represent the financial condition of Tenant as of the date of such statements.

24.   Liability of Landlord.

         (a)    The word "Landlord" in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord.  Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant's Security Deposit or Interim Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest).  Tenant shall look solely to Landlord's successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Notwithstanding the foregoing, Landlord's successor shall have liability for the performance of the covenants and obligations that occurred prior to the transfer of the Property to the extent that (A) the breach of any covenant or obligation is expressly set forth with specificity in an estoppel certificate from Tenant to such successor Landlord in connection with the transfer of the Property (which estoppel certificate shall be requested by Landlord in connection with every such transfer); and (B) for the reconciliation of Operating Expenses as set forth in Section 6 hereof.  In addition to the foregoing, Landlord shall use commercially reasonable efforts, at no expense to Landlord, to obtain from its successor Landlord agreement to assume all of the obligations and liabilities of the predecessor Landlord under this Lease with respect to any claims by Tenant.  Nothing contained in the foregoing, however, shall obligate Landlord to use commercially reasonable efforts to assign liability to such successor Landlord for any claims that are covered by Landlord's insurance hereunder. Tenant shall look solely to the equity of Landlord in the Property (including any insurance proceeds, condemnation awards and rents with respect thereto or therefrom) for the satisfaction of any claim by Tenant against Landlord. With respect to any claim made by Tenant against a Landlord, such "equity of Landlord" in the Property shall include the net sale proceeds of the transfer of the Property actually received by Landlord.

         (b)    If Landlord shall breach or fail to perform or observe any term or condition in this Lease contained on Landlord's part to be performed or observed within thirty (30) days after receipt of written notice from Tenant specifying such breach or failure (or, if such breach or failure shall reasonably take more than thirty (30) days to cure, Landlord shall not have commenced the same within the thirty (30) days and diligently prosecuted the same to completion), Tenant may, at Tenant's option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such breach or failure, but only if such breach or failure is creating a material impairment to the operation of Tenant's business at the Premises. Tenant may cure any such breach or failure as aforesaid prior to the expiration of said cure period, without notice to Landlord, if an emergency situation exists but solely if the curing of such breach or failure prior to the expiration of said cure period is necessary to protect the Premises or Tenant's interest therein or to prevent injury or damage to persons or property. Landlord shall reimburse Tenant for any amounts reasonably incurred by Tenant in connection with any such cure within thirty (30) days of Tenant's written demand therefor. If any Mortgagee shall have given prior notice to Tenant that it is the holder of a Mortgage on the Premises and such notice includes the address at which notices to such Mortgagee are to be sent or Tenant is a party with any such Mortgagee to a subordination and nondisturbance agreement that includes Mortgagee's address, Tenant agrees to give such Mortgagee notice simultaneously with any notice given to Landlord to correct any default of Landlord as hereinabove provided and agrees that such Mortgagee shall have the right, but not the obligation, to cure such default on behalf of Landlord.

25.   Miscellaneous.

         (a)    The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

         (b)    This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word "including" followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word "person" includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

         (c)    Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

         (d)    If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

         (e)    This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

         (f)    Tenant shall not record this Lease or any memorandum without Landlord's prior consent.

         (g)    This Lease may be executed in counterparts and for convenience purposes may be executed in facsimile or portable document file (PDF) form, all of which shall be deemed, when taken together, to be originals.

26.   Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord's and Tenant's attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord or Tenant, as applicable.

27.   Security Deposit.

         (a)    Contemporaneously with the execution of this Lease by Tenant, Tenant shall deliver to Landlord the Interim Deposit pending delivery of the Letter of Credit defined below, which amount shall be held by Landlord as provided herein. Tenant shall not be entitled to any interest on the Interim Deposit. Landlord shall have the right to commingle the Interim Deposit with its other funds. Tenant acknowledges that Landlord has or will engage architects, engineers, consultants, attorneys and advisors (collectively, "Consultant") to design the Tenant Improvements and apply for Permits in connection with the design, approval and construction of the Tenant Improvements (collectively, "Design"). Upon an Event of Default, including, but not limited to, the failure to timely provide the Letter of Credit (as hereinafter defined) to Landlord as provided herein, in addition to all other rights and remedies Landlord has under this Lease or at law or in equity, Landlord shall have the right to use the whole or any part of the Interim Deposit for the payment of any or all of Landlord's costs in the Design of the Tenant Improvements or to compensate Landlord for any other loss or damage it may suffer or cost incurred by reason of Tenant's Event of Default under this Lease. Notwithstanding the foregoing, if Tenant cures such default (although such cure occurs after any cure period provided herein), Landlord otherwise agrees in writing not to exercise its remedies set forth in Section 22(b) hereof and Tenant delivers the Letter of Credit as required herein, then Landlord shall return to Tenant the Interim Deposit (including any portion thereof used by Landlord as set forth above). If Landlord uses all or any portion of the Interim Deposit as herein provided, within 10 days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Interim Deposit used by Landlord. So long as no Event of Default exists and is continuing, the Interim Deposit (including any portion thereof used by Landlord as set forth above) shall be returned to Tenant upon the delivery of the valid Letter of Credit as provided herein.

         (b)    On or before March 31, 2010, Tenant shall deliver to Landlord the Security Deposit in the form of a letter of credit ("Letter of Credit"), consistent with the requirements set forth herein. The Letter of Credit and any renewal Letter of Credit shall be drawn on a bank or trust company ("Issuer") reasonably satisfactory to Landlord in a form reasonably satisfactory to Landlord. Tenant agrees to cause the Issuer to automatically renew the Letter of Credit, in the same form from time to time during the Term, at least thirty (30) days prior to the expiration of the Letter of Credit or any renewal Letter of Credit so that the Letter of Credit issued by the Issuer to Landlord shall be in full force and effect throughout the Term. In the event of any sale, transfer or leasing of Landlord's interest in the Building, Landlord shall have the right to automatically transfer either the Letter of Credit or any sums collected thereunder without the Issuer's consent, together with any other unapplied sums held by Landlord as security and the interest thereon, if any, to which Tenant is entitled, to the transferee, and upon giving notice to Tenant of such fact and the name and address of the transferee, Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof, and Tenant shall look solely to the transferee for the return of same.

         (c)    Upon an Event of Default, including, but not limited to, the failure to timely provide a renewal Letter of Credit to Landlord as provided herein, Landlord shall have the right to present the Letter of Credit for payment and use, apply or retain the whole or any part of the proceeds thereof, to cure such default or pay any expenses (including, without limitation, reasonable attorneys' fees) incurred as a result of such default. If Landlord shall so use, apply or retain the whole or any part of the proceeds of the Letter of Credit, Tenant shall within 10 days after receipt of written notice from Landlord, deposit with Landlord an amount equal to the amount of the Letter of Credit so used, applied or retained (either in the form of a cash deposit or a letter of credit (consistent with the requirements set forth herein)), failing which Landlord shall have the same rights and remedies under this Lease as applicable to the non-payment of Rent. To the extent that Landlord has not used, applied or retained the whole or any part of the proceeds of the Letter of Credit, the Letter of Credit (or so much of the proceeds thereof as shall remain after any application pursuant to the terms of this Lease), shall be returned to Tenant after the Expiration Date and surrender of the Premises to Landlord.

         (d)    Notwithstanding anything to the contrary, provided in each case there has never been and is then no Event of Default under the terms and conditions of this Lease, the amount of the Letter of Credit shall decrease to $125,000.00 as of the sixty-fourth (64th) month of the Term of the Lease and to $90,000.00 as of the one-hundredth (100th) month of the Term of the Lease. Such decrease in the Letter of Credit shall only be effective after Landlord has delivered written notice to Issuer that there is not then and has never been an Event of Default under the terms and conditions of this Lease. At each applicable time, Landlord shall deliver such notice to the Issuer and the Letter of Credit shall decrease to the amount as provided herein or Issuer shall issue a new Letter of Credit in the applicable amount provided hereunder.

28.   Broker. Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this Lease other than Tenant's Broker, and that insofar as Tenant knows, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord or brought the Building to Tenant's attention for the lease of space therein. Tenant agrees to indemnify, defend and hold Landlord and its affiliates, members, employees, agents, their partners, members, shareholders, directors, officers, and trustees, harmless from and against any claims made by any broker, agent or other intermediary other than Tenant's Broker, with respect to a claim for broker's commission or fee or similar compensation brought by any person in connection with this Lease, provided that Landlord has not in fact retained such broker, agent or other intermediary. Landlord agrees to pay all commissions payable to Tenant's Broker pursuant to a separate, written agreement between Landlord and Tenant's Broker.

29.   Parking. Landlord shall provide Tenant, throughout the Term with the non-exclusive right to use up to seventy (70) vehicular spaces ("Parking Allotment") within the parking areas of the Property, all of which parking areas shall provide parking to all tenants of the Building on a non-exclusive basis.

30.   Renewal Option. Tenant shall have the option to extend the Term for the Premises for one (1) additional period of five (5) years (the "Renewal Option"), under and subject to the following terms and conditions:

         (a)    The renewal term (the "Renewal Term") shall be for a five (5)-year period commencing on the day immediately following the Expiration Date of the initial Term and expiring at midnight on the day immediately preceding the fifth (5th) anniversary thereof.

         (b)    Tenant must exercise the Renewal Option, if at all, by written notice to Landlord delivered at least nine (9) months prior to the Expiration Date, time being of the essence.

         (c)    At the time Tenant delivers its notice of election to exercise the Renewal Option to Landlord, there is no Event of Default, this Lease shall be in full force and effect, and Tenant shall not have assigned this Lease or sublet the Premises, excluding any assignment or sublease permitted under Section 18(b) hereof.

         (d)    The Renewal Term shall be on the same terms and conditions contained in this Lease, except that (i) the Minimum Annual Rent shall be the Fair Market Rental Rate for the Premises, and (ii) Tenant shall not be entitled to any allowances or other concessions with respect to the Renewal Term.

         (e)    Except for the specific Renewal Term set forth above, there shall be no further privilege of renewal.

         (f)    Within thirty (30) days following Landlord's receipt of Tenant's notice of its exercise of the Renewal Option, Landlord shall advise Tenant of Landlord's determination of the Fair Market Rental Rate for the Renewal Term, which shall include a reasonably detailed basis for such determination. In the event Tenant disagrees with Landlord's determination of the Fair Market Rental Rate, Tenant shall provide to Landlord its determination of the Fair Market Rental Rate for the Renewal Term within fifteen (15) days after receipt of Landlord's determination. If Tenant and Landlord cannot mutually agree to the Fair Market Rental Rate for the Renewal Term, Tenant shall, but only within ten (10) days after delivery of Tenant's determination of the Fair Market Rental Rate, either (I) rescind by written notice to Landlord its exercise of the Renewal Option or (II) require by written notice to Landlord that the determination of the Fair Market Rental Rate be made by a panel of three (3) independent real estate appraisers or real estate brokers with at least ten (10) years experience in commercial leasing in the Mt. Laurel, New Jersey area ("Qualified Appraiser"), one Qualified Appraiser to be selected by Tenant, the second Qualified Appraiser to be selected by Landlord, and the third Qualified Appraiser to be selected by joint agreement of the two appointed appraisers (the "Panel of Appraisers"). The determination of the Panel of Appraisers shall be final and binding upon the parties. Within fifteen (15) days following Tenant's written notice that it will require that the determination of the Fair Market Rental Rate be made by Qualified Appraisers, each of Landlord and Tenant shall, by written notice to the other, designate its respective Qualified Appraiser. Within ten (10) days following the appointment of the second of such Qualified Appraisers, the two Qualified Appraisers so designated shall select a third Qualified Appraiser In the event that the two Qualified Appraisers are unable to agree upon the third Qualified Appraiser within such ten (10) day period, then Landlord and Tenant shall attempt to agree upon the third Qualified Appraiser within five (5) days thereafter, and if they fail to do so the third Qualified Appraiser shall be a Qualified Appraiser appointed under the commercial arbitration rules of the American Arbitration Association relating to appointment of arbitrators. The Panel of Appraisers so chosen shall render their decision as to the Fair Market Rental Rate, which must be either Landlord's determination or Tenant's determination and no sum in between, within ten (10) days following the appointment of the third Qualified Appraiser. In rendering their decision, the Panel of Appraisers shall be required to determine the Fair Market Rental Rate as such term is herein defined. The party whose determination is not selected by the Panel of Appraisers as the Fair Market Rental Rate shall bear the costs of all of the Panel of Appraisers and for any general arbitration costs.

31.   First Offer to Lease. During the initial Term of the Lease, provided that there is no Event of Default, Tenant shall have a right of first offer to lease (the "Right of First Offer") the space identified on Exhibit "D" attached hereto (the "First Offer Space"), upon the following terms and conditions:

         (a)    In the event that Landlord determines that any portion or all of the First Offer Space is or will become available for lease at any time during the immediately succeeding nine (9) month period of the initial Term of the Lease, Landlord shall give Tenant written notice of the availability of such First Offer Space setting forth the terms and conditions (including, without limitation, the duration of the proposed term, etc.) upon which Landlord is willing to lease such First Offer Space ("Landlord's Availability Notice"). If, as of the estimated commencement date of Tenant's lease with respect to the First Offer Space, there shall be more than three (3) years remaining in the Term, the proposed term in Landlord's Availability Notice shall be co-terminus with the Term of the initial Premises and Section 30 shall be applicable to such First Offer Space.

         (b)    Within ten (10) days after Tenant's receipt of Landlord's Availability Notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect either (i) to lease such First Offer Space on the terms and conditions set forth in Landlord's Availability Notice, or (ii) to decline to lease such First Offer Space. If Tenant fails to elect clause (i) above within such ten (10) day period, then Tenant shall be deemed to have declined to lease such First Offer Space. In the event that Tenant declines (or is deemed to have declined) to lease such First Offer Space, then Landlord shall be free to lease such First Offer Space to any other party(ies); provided, however, that Landlord may not lease such First Offer Space on economic terms more favorable to any prospective tenant(s) than the economic terms set forth in Landlord's Availability Notice unless Landlord first offers such First Offer Space to Tenant, in accordance with the provisions above, on such more favorable economic terms and Tenant declines or is deemed to have declined to lease such First Offer Space on such more favorable economic terms. It shall not be deemed to be "more favorable economic terms" if Landlord leases the First Offer Space to any prospective tenant(s) on terms that are within ten percent (10%) of the economic terms offered to Tenant.

         (c)    If Landlord fails to enter into a lease for such First Offer Space with any other party(ies) following the giving of Landlord's Availability Notice for such First Offer Space within one (1) year from the date of Landlord's Availability Notice, and the space again becomes available for lease by Landlord, in Landlord's determination, then Landlord again shall give Tenant written notice of the availability of such First Offer Space as set forth above.

         (d)    If Tenant elects to lease the First Offer Space in accordance with the above, then Landlord and Tenant shall execute an amendment to the Lease to provide for the inclusion of the First Offer Space under the terms and conditions set forth in Landlord's Availability Notice. Except as otherwise provided in the Landlord's Availability Notice, such amendment shall provide that: (i) the Tenant's Share and all other terms of the Lease affected by the addition of such square footage shall be adjusted by the rentable square footage of the First Offer Space; (ii) the First Offer Space shall be in its "AS-IS" condition and Landlord shall not be required to perform any improvements to the First Offer Space; (iii) Tenant shall not be entitled to any allowances, credits, options (except as set forth in Landlord's Availability Notice) or other concessions with respect to the First Offer Space; (iv) the effective date of the addition of the First Offer Space to the Premises shall be the date that Landlord delivers possession of the First Offer Space to Tenant in accordance with the terms of Landlord's Availability Notice; and (v) all other terms and conditions of the Lease shall apply to the First Offer Space.

         (e)    Tenant acknowledges that Landlord is currently in negotiations for the leasing of the First Offer Space to the current tenant of that space ("Current Tenant") and, accordingly, the First Offer Space is not available currently for lease to Tenant. In the event that Landlord leases the First Offer Space to Current Tenant, Tenant's rights hereunder in the First Offer Space shall be subject and subordinate to Current Tenant's rights of extension, renewal and other rights to lease that may be granted by Landlord to Current Tenant and to Landlord's and Current Tenant's future agreement, in such parties' sole and absolute discretion, to extend or renew such lease, from time to time, that are or are not pursuant to any such right or option set forth in such lease.

32.   Landlord's Representations. Landlord represents and warrants to Tenant that: (i) Landlord is the owner in fee of the Property, (ii) there are no mortgages or ground leases encumbering all or any part of the Property other than the mortgage in favor of J.P. Morgan Chase Bank, N.A., as serviced by Wachovia Bank; and (iii) the Property is not currently, and currently has no plans to become, a part of any private association, campus association or similar organization.

33.   Right of Offset. If Landlord fails to pay Tenant any amount owed to Tenant by Landlord pursuant to the terms of this Lease within thirty (30) days after the due date thereof, such amount shall bear interest at the Interest Rate from the date due to the date paid. If Landlord fails to pay Tenant any such amount and Tenant thereafter obtains a final unappealable and unstayed judgment against Landlord for such amount and any interest, Tenant shall be entitled to offset the amount of such judgment against Rent thereafter payable under this Lease.

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Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord: EXETER 804 EAST GATE, LLC, a New Jersey limited liability company By: Exeter Industrial REIT I, a Maryland Business Trust, its authorized member
Date signed: 5/10/2010	By: /s/ Timothy J. Weber Name: Timothy J. Weber Title: Secretary/Treasurer

Date signed: 3/15/2010	Tenant: INTEST CORPORATION, a Delaware corporation
Witness: /s/ Robert E. Matthiessen Name: Robert E. Matthiessen Title: CEO	By: /s/ Hugh T. Regan, Jr. Name: Hugh T. Regan, Jr. Title: CFO

RIDER

ADDITIONAL DEFINITIONS

"Accelerated Payment" has the meaning set forth in Section 22 of this Lease.

"Actual Charges" has the meaning set forth in Section 4 of this Lease.

"Actual Knowledge" means the knowledge of Henry Steinberg, without investigation or inquiry.

"ADA" means the Americans With Disabilities Act of 1990 (42 U.S.C. SS1201 et seq.), as amended and supplemented from time to time.

"Administrative Fee" means fifteen percent (15%) of the costs incurred by Landlord in curing Tenant's Event of Default or performing Tenant's obligations hereunder following an Event of Default with respect to such obligations.

"Affected Space" has the meaning set forth in Section 7 hereof.

"Affiliate" means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization or acquisition of all or substantially all of the stock of Tenant, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

"Agents" of a party mean such party's employees, agents, representatives, contractors, licensees or invitees.

"Alteration" means any addition, alteration or improvement to the Premises or Property, as the case may be, but shall not include the Tenant Improvements.

"Building Rules" means the rules and regulations attached to this Lease as Exhibit "B" as they may be reasonably amended from time to time.

"Building Systems" means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building (including any meters or submeters operating such systems, to the extent not maintained or owned by any utility company).

"Common Areas" means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.

"Construction Drawings" has the meaning set forth in Section 2 of this Lease.

"Consultant" has the meaning set forth in Section 27 of this Lease.

"Current Tenant" has the meaning set forth in Section 31 of this Lease.

"Design" has the meaning set forth in Section 27 of this Lease.

"Discount Rate" has the meaning set forth in Section 22 of this Lease.

"Environmental Laws" means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

"Environmental Report" means that certain Phase I Environmental Site Assessment dated February 1, 2010 prepared by URS Corporation.

"Event of Default" means a default described in Section 22(a) of this Lease.

"Existing Landlord" has the meaning set forth in Section 4 of this Lease.

"Existing Lease" has the meaning set forth in Section 4 of this Lease.

"Existing Premises" has the meaning set forth in Section 4 of this Lease.

"Fair Market Rental Rate", with respect to the Renewal Option, shall mean the per square foot triple net annual rental rate, including market annual escalations, taking into account comparable space for leases in the Mt. Laurel, New Jersey area commencing on or about the commencement of the Renewal Term for similar uses and similar lengths of time, and then multiplied by the then area of the Premises (other than the mezzanine space) in rentable square feet.

"First Offer Space" has the meaning set forth in Section 31 of this Lease.

"Force Majeure" has the meaning set forth in Section 4(a) of this Lease.

"Free Rent Period" has the meaning set forth in Section 1 of this Lease.

"Hazardous Materials" means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

"Holdover Expenses" has the meaning set forth in Section 4 of this Lease.

"Holdover Rent" has the meaning set forth in Section 4 of this Lease.

"HVAC" has the meaning set forth in Section 9 of this Lease.

"Identification Sign" has the meaning set forth in Section 11 of the Lease.

"Initial Plans" has the meaning set forth in Section 2 of this Lease.

"Interest Rate" means interest at the rate of 10% per annum; provided, however, in the event that any Rent or other amount due Landlord is not paid when due (after applicable grace period provided herein) for two (2) months, the Interest Rate shall increase to the maximum interest rate permitted under the Laws of the State of New Jersey (but not in excess of eighteen percent (18%)).

"Interruption Notice" has the meaning set forth in Section 7 of this Lease.

"Issuer" has the meaning set forth in Section 27 of this Lease.

"Land" means the lot or plot of land on which the Building and Common Areas are situated.

"Landlord's Availability Notice" has the meaning set forth in Section 31 of this Lease.

"Laws" means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities, or, provided Tenant has notice thereof, any private association or contained in any restrictive covenants or other declarations or agreement, now or subsequently pertaining to the Property or the use and occupation of the Property, and, to the extent that such compliance with any private association or contained in any restrictive covenants or other declarations or agreements relates to payment of costs that are considered Operating Expenses hereunder, Tenant's obligation for such costs shall be subject to the same limitation as set forth in (vi) of the definition of "Operating Expenses".

"Letter of Credit" has the meaning set forth in Section 27 of this Lease.

"Maintain" means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

"Monthly Rent" means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

"Monument Sign" has the meaning set forth in Section 11 of this Lease.

"Mortgage" means any mortgage, deed of trust or other lien or encumbrance on Landlord's interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord's interest is or becomes a leasehold estate.

"Mortgagee" means the holder of any Mortgage, including any ground or master lessor if Landlord's interest is or becomes a leasehold estate.

"Operating Expenses" means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at the rates charged to Landlord for any utilities serving the Common Areas and any utilities included in Operating Expenses by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord's cost to Maintain the Property, subject to the provisions of Section 9 of this Lease, and all costs and expenses of personnel and vendors or contractors required in connection therewith, inclusive of any property caretakers or administrators; (iv) the cost of trash collection, (v) snow removal, and grounds-keeping and landscaping of the Common Areas; (vi) the costs and charges of any easements and of any campus associations of which the Property may become a part, but only to the extent that such costs and charges are substantially in lieu of Operating Expenses set forth herein; (vii) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any governmental or quasi-governmental authority or under any Law, or pursuant to any recorded covenants or agreements (subject, with respect to any recorded covenants or agreements, to the same limitation as set forth in (vi) above), upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord's estate or interest in the Property, (viii) the annual amortization (over their estimated economic useful life as reasonably determined by Landlord) of the costs (including reasonable financing charges) of capital improvements or replacements, that (I) are required as a result of the enactment of any new Law or any change in any existing Law occurring (in both cases) after the date of this Lease, or (II) that reduces a component of Operating Expenses (but only to the extent of such savings) or (III) that is required to improve the safe operation of the Property consistent with the operations of comparable buildings; and (ix) a reasonable management and administrative fee. The foregoing notwithstanding, Operating Expenses will not include: (A) depreciation (except as otherwise provided herein); (B) financing and refinancing costs (except as provided above), interest on debt, principal payments on any mortgage, or rental under any ground or underlying lease; (C) leasing commissions, legal fees, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property or the enforcement of any leases; (D) income, inheritance, estate, succession, mortgage, transfer, gift, corporation, partnership, franchise, excess profits or corporate capital stock tax imposed or assessed upon Landlord, except to the extent that such tax or any similar tax is levied or assessed specifically in lieu of all or any part of any taxes includable in Operating Expenses above; (E) any costs which should be capitalized under generally accepted accounting principles consistently applied (except as expressly set forth herein); (F) the salaries, benefits and other compensation of all employees above the grade of building manager, including executive officers of Landlord, if any; (G) increases in insurance premiums caused by any portion of the Property being used for any purpose other than general office, warehouse or light manufacturing purposes; (H) the cost of surveying, testing, containing, removing or otherwise addressing or disposing of any materials or waste classified as hazardous materials under any governmental statute, regulation or order; (I) the cost of any work or service to be supplied by Landlord to Tenant hereunder if Tenant relieves Landlord of the obligation to provide such work or service to Tenant; (J) expenses resulting from the negligent or tortious act of Landlord or any of its Agents; (K) the cost of any work or service (including after-hours services) not generally provided to all tenants in the Building, and the difference between (I) the cost of any service generally provided to tenants in the Building and (II) the cost of a higher level of that service if such higher level of service is not generally provided to tenants in the Building; (L) costs of any fines or penalties or any interest thereon; (M) costs incurred as a result of a lease default by Landlord or any tenant; (N) legal fees and expenses relating to the defense of Landlord's title to, or interest in, the Property; (O) costs of repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain; (P) costs or expenses to the extent reimbursed by any insurance company or others; and (Q) costs specifically attributable to (or otherwise pro-rated to) the corporate/entity operation of the business of Landlord generally and the operation, maintenance and repair of any other real property owned or operated by Landlord or Landlord's managing agent, as opposed to costs specifically attributable to (or otherwise pro-rated to) the operation, maintenance and repair of the Property; provided, however, that this subsection (Q) shall not be deemed to exclude from Operating Expenses the costs and charges referenced in subsection (vi) of this definition. Landlord shall pay real estate taxes during any discount period. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord's charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

"Panel of Appraisers" has the meaning set forth in Section 30 of this Lease.

"Parking Allotment" has the meaning set forth in Section 29 of this Lease.

"Permits" means any permits, certificates of occupancy, consents, environmental permits and approvals, authorization, variances, waivers, licenses, certificates or approvals required by any governmental or quasi-governmental authority.

"Permitted Activities" has the meaning set forth in Section 10(d) of this Lease.

"Property" means the Land, the Building, the Common Areas, and all appurtenances to them.

"Qualified Appraiser" has the meaning set forth in Section 30 of this Lease.

"Renewal Option" has the meaning set forth in Section 30 of this Lease.

"Renewal Term" has the meaning set forth in Section 30 of this Lease.

"Rent" means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

"Right of First Offer" has the meaning set forth in Section 31 of this Lease.

"Service Interruption" has the meaning set forth in Section 7 of this Lease.

"Statement" has the meaning set forth in Section 6 of this Lease.

"Substantially Completed" means the Tenant Improvements have been completed except for minor or insubstantial details of construction, repair, mechanical adjustment, or finishing touches, which items shall not adversely affect Tenant's conduct of its ordinary business activities in the Premises, a permanent or temporary certificate of occupancy has been issued for the Premises, and all Building Systems are in good operating condition. Notwithstanding the foregoing, issuance of such permanent or temporary certificate of occupancy may be conditioned upon Tenant's installation of its equipment, racking, cabling or furniture or completion of any other work or activity in the Premises for which Tenant is responsible but not conditioned upon Landlord's completion of the work for which Landlord is responsible. In such event, if the governmental authority will not issue such permanent or temporary certificate of occupancy, or schedule an inspection of the Tenant Improvements due to Tenant's failure to complete such work, installation or activity, then the Tenant Improvements shall be deemed Substantially Completed without Landlord having obtained the permanent or temporary certificate of occupancy and correspondingly, the Commencement Date shall be established.

"Taken" or "Taking" means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

"Tenant's Broker" means NAI Mertz Corporation.

"Tenant Change Order" has the meaning set forth in Section 2 of this Lease.

"Tenant Delay" means any delays (on a day-for-day basis) to the extent caused, in whole or in part, by Tenant for any reason, including but not limited to, any interference by Tenant with Landlord's construction of the Tenant Improvements or the performance of any work or activity in the Premises by Tenant or any of Tenant's employees, agents or contractors (including, without limitation, the installation of Tenant's equipment, cabling, racking systems or furniture) or as otherwise provided herein, excluding, however, such period(s) of delay (on a day-for-day basis) caused solely either by Landlord or Force Majeure (or combination of Landlord and Force Majeure).

"Tenant Improvements" means those certain improvements to the Premises described in Exhibit "C" attached hereto.

"Tenant's Share" means, as set forth in Section 1 of this Lease, the percentage obtained by dividing the rentable square feet of the Premises (subject to Section 2 of this Lease) by the rentable square feet of the Building (subject to Section 2 of this Lease). The rentable square footage of the Building may, from time to time, be increased or decreased by Landlord, at Landlord's option. In the event that Landlord elects to expand the rentable square footage of the Building, Landlord shall deliver written notification to Tenant of the modification of the "Tenant's Share". In the event that Landlord voluntarily elects to decrease the rentable square footage of the Building, the "Tenant's Share" shall not be modified; however, if Landlord is required to decrease the rentable square footage of the Building by any Laws or in connection with any condemnation, casualty or any other reason of a non-discretionary nature, then Landlord shall deliver written notification to Tenant of the modification of the "Tenant's Share".

"Transfer" means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant's interest in this Lease, or (ii) any sublease, license or concession of all or a portion of Tenant's interest in the Premises.

EXHIBIT "C"

TENANT IMPROVEMENTS

Landlord shall construct, or cause to be constructed, the following improvements to the Premises:

Demolition

  Demolition of existing partitions, ceiling, MEP and flooring as show on plan.
  Sawcut and install Lintels for new openings in block walls as shown on plan.
  Sawcut and Patch of Floor for (2) floor box trenches for conference rooms.
  Demolition of existing core bathrooms.
  Demolition of Mezzanine by maintenance shop.
  Relocation of stairs accessing the Large Mezzanine.

Steel

  Installationof steel supports for new Roof Top HVAC as required.

Millwork

  Millwork will be provided in the Lunch Room (base and wall cabinets and Plastic laminate top, Coats (Coat Rod and Shelf) as shown on plan.
  Plastic laminate bathroom tops installed.

Windows/Doors/Frames/Hardware

  Install new strip window system as shown on the plan.
  Doors to be solid core birch doors, plain sliced, pre-machined, and stain to match base building standard.
  Hardware to have brushed stainless finish.
  No welded frames to be installed.
  Keying of all locksets to Schlage Standard Format, Keyway "C".

Drywall

  Installationof partitions as described below:
    1 hour fire rated walls for between office area and warehouse.
    Insulated walls to 6" above ceiling for executive areas and conference rooms.
  Walls to 6" above ceiling un-insulated for all other newly constructed walls as shown on plan.
  Blocking behind millwork, installation of doors, frames & hardware. Includes 1 sheet of fire rated plywood in the server room.
  Acoustical ceiling in the office area of Armstrong Cortega 2 x 4' second look ceiling tiles and 15/16" grid at 9' above finished floor.
  Acoustical Ceiling in the warehouse area of Armstrong Melt Away type tile and 15/16" grid at 16 feet above finished floor.
  Fire Extinguishers provided as required by code.

Resilient & Carpet

  Vinyl cove base to be installed in the office area.
  Installation of 26 ounce carpet in the office area. VCT to be installed hi the lunch room and copy room.
  Paint warehouse floor with epoxy primer/sealer paint.

Painting

  Painting of all sheetrock partitions, block partitions, hollow metal door frames and warehouse walls up to 16 feet with two coats of paint.

Fire Protection

  Solely dropping of heads for the office fit out.

Plumbing

  Sink, (1) hot water heater, (1) connection to refrigerator, (1) slop sink and (1) connection to coffee machines.
  Saw cutting and patching required to install sanitary plumbing lines.
  Installation of ceramic tile floors and wet walls in the bathroom. Installation of plastic laminate countertops, new plumbing fixtures, new Armstrong Cortega 2 x 4 second look ceiling tiles with 15/16 grid and painted walls in the bathroom.

HVAC

  Constant volume Roof Top HVAC equipment with gas fired heat as needed to provide 1 ton per 325 square feet along with all associated ductwork and diffusers for the office area.
  (4) 20-ton constant volume Roof Top HVAC equipment with gas fired heat for the warehouse area with associated ductwork and diffusers.

Electric

  5 quad outlets in the warehouse machine shop. 6 column mounted duplex outlets in the warehouse.
  2 duplex outlets per office. 3 per conference room. Existing office to receive no electric new outlets.
  Furniture feeds for systems furniture will be connected to junction box in ceiling. The whip will be provided to Landlord's general contractor by the furniture manufacturer.
  (1) dual purpose floor box at each conference rooms.
  Wiring of the (1) hot water heater.
  Wiring for new HVAC equipment.
  Sub-metering of space for electric consumption.
  2x4 T-8 prismatic lights for the office and warehouse space per code.
  Rings and Strings will be provided for InTest's telephone /data vendor.

In addition to the foregoing, Landlord shall obtain from CP Rankin Company a comprehensive report on the condition of the roof over the Premises. Based on the finding of the report, Landlord, at its sole cost and expense, shall either elect to replace the existing roof over the Premises or make the recommended repairs to the roof over the Premises.